UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2025

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Venture Global, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-42486	93-3539083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, Suite 1500 Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 759-6740

Not Applicable
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	VG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 1, 2025, Venture Global CP2 LNG, LLC (“CP2”), an indirect, wholly-owned subsidiary of Venture Global, Inc. (the “Company”), entered into new secured bridge credit facilities, consisting of a $2.825 billion delayed draw bridge loan facility (the “Bridge Loan Facility”) and a $175 million three-year interest reserve facility (the “Interest Reserve Facility”, and together with the Bridge Loan Facility, the “Bridge Facilities”), to fund a portion of project costs for the CP2 natural gas liquefaction and export facility to be located alongside the Calcasieu Ship Channel in Cameron Parish, Louisiana and the related CP Express pipeline (collectively, the “CP2 Project”). The Bridge Loan Facility can be drawn up until the one year anniversary of the closing of the Bridge Loan Facility and proceeds therefrom will be deposited in the corresponding construction account to fund a portion of the costs of developing and constructing the CP2 Project. Proceeds from the Interest Reserve Facility will be deposited in the CP2 interest reserve account and may be applied only to pay interest, fees and other expenses in connection with the Bridge Facilities.

Borrowings under the Bridge Facilities will bear interest at a rate equal to the Secured Overnight Financing Rate (“SOFR”) plus a margin of 350 basis points per annum. Interest on the Bridge Facilities will be payable quarterly.

The loans made under the Bridge Facilities must be repaid in full by the earliest of (i) May 1, 2028, (ii) the ninetieth (90th) day following the occurrence of the commercial operation date for Phase 2 of the Plaquemines project, or (iii) the closing and disbursement of the initial loans under a final investment decision project financing for the CP2 Project. The outstanding principal of the Bridge Facilities may be repaid, in whole or in part, at any time without premium or penalty (subject to breakage fees).

The obligations of CP2 under the Bridge Facilities are guaranteed by Venture Global CP Express, LLC and CP2 Procurement, LLC (jointly, the “Guarantors”), each an affiliate of CP2. The Bridge Facilities will be secured by a first-priority lien on substantially all of the assets of, as well as the equity interests in, CP2 and each of the Guarantors.

A copy of the credit agreement governing the Bridge Facilities will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2025.

Further, in connection with the Bridge Facilities, Venture Global LNG, Inc. (“VGLNG”) has entered into a contingent equity contribution agreement, which requires VGLNG to make equity contributions to CP2 based on certain percentages of the cash proceeds received from the sale of LNG commissioning cargos from the Plaquemines project, subject to certain limitations, to be deposited in a reserve account and which CP2 is required to use to prepay any outstanding principal amounts under the Bridge Facility.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01.  Other Events.

On May 1, 2025, the Company issued a press release announcing that CP2 had closed the Bridge Facilities. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated May 1, 2025, relating to the Bridge Facilities.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venture Global, Inc.
Dated: May 1, 2025

	By:	/s/ Jonathan Thayer
Jonathan Thayer
Chief Financial Officer